EXHIBIT 14.1

Home Interiors & Gifts, Inc.
Code of Ethics for Senior Financial Management

This Code of Ethics is applicable to all members of the senior financial management of Home Interiors & Gifts, Inc. (the “Company”), as further identified below.

Statement of Purpose; Guiding Principles

The Company, in adopting this Code of Ethics, has recognized the vital importance to the Company of conducting business in full compliance with all applicable laws and, even where not required by law, with integrity and honesty, dealing fairly with suppliers, customers, business partners and others.

The purpose of this Code of Ethics is to promote adherence to the following guiding principles and to implement procedures for the Company’s senior financial management to follow in all of their dealings on behalf of or with the Company:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and business or professional relationships;

•	full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company or any Company Affiliate (as described below) files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications, whatever the medium;

•	compliance with all other applicable governmental laws, rules and regulations (including, but not limited to those relating to reporting or disclosure to any governmental authority, or to the public, of affairs of the Company or any Company Affiliate);

•	prompt internal reporting of violations of this Code of Ethics or of the Policy to the appropriate persons; and

•	accountability with respect to compliance with and the interpretation and enforcement of this Code of Ethics.

In furtherance of this purpose and these principles, each member of the Company’s senior financial management is expected to maintain a high standard of business ethics in his or her conduct of business on behalf of the Company and Company Affiliates and in any of his or her personal relationships that may, in any way, affect the Company’s business or affairs. It is the Company’s policy that in dealing with all parties on behalf of the Company all representatives of the Company should act in an honest and “above board” manner at all times.

•	In addition, to ensure that the Company maintains a corporate culture that fosters only ethical conduct, the Covered Officers (as described below) are expected to take a leadership role by:

•	setting an example through their own behavior;

•	demonstrating to employees and others that compliance with this Code of Ethics and any other code of conduct or business conduct policy of the Company is as important as the Company’s business and financial performance; and

•	encouraging other officers and employees, and others who advise or provide services to the Company, to adhere to the purpose and principles of the Company’s codes of ethics and business conduct policies and to report any concerns or potential violations of these codes and policies as provided by their terms.

Officers Covered by this Code of Ethics

This Code of Ethics is applicable to the senior executive officers of the Company including: the Chief Executive Officer, the Chief Financial Officer, the Vice President, Financial Services, the Chief Legal Officer, if one, and other officers designated by the Chief Executive Officer (the “Covered Officers”). In addition, if any subsidiary of the Company or any company that is controlled by the Company (a “Company Affiliate”) files or submits periodic reports to the SEC, the officers of the Company Affiliate having such responsibilities and authority are also to comply with the standards and policies provided by this Code of Ethics.

All references herein to dealings with, or actions of or transactions with, the Company refer also to dealings with, or actions of or transactions with, any subsidiary of the Company, any company controlled by the Company and any company in which the Company has any substantial investment.

Implementing Policies and Procedures

In furtherance of the purpose and principles stated above, the Covered Officers must adhere to the following set of implementing policies and procedures:

1. Avoidance and Handling of Conflict of Interest Situations.

Each Covered Officer is expected to avoid, whenever practicable, situations where his or her personal interest may conflict with, or be reasonably perceived to conflict with, the best interests of the Company and, where it is not possible to avoid an actual or apparent conflict of interest, to act in a manner expected to protect and advance the Company’s interests. Accordingly, a Covered Officer:

•	is not permitted to compete, either directly or indirectly, with or against the Company;

•	should avoid making any personal investment, acquiring any personal financial interest or entering into any association that interferes, might interfere, or might reasonably be thought to interfere, with his or her independent exercise of judgment on behalf of the Company and in its best interest; and

•	take or otherwise appropriate for his or her personal benefit or the benefit of any other person or enterprise any business opportunity or potential opportunity that arises or may arise in any line of business in which the Company or any Company Affiliate engages or is considering engaging.

To prevent even the appearance of a conflict of interest, a covered Officer should discuss pending transactions between the Company and the Covered Officer with the CFO or his designee and attain approval of the transaction in accordance with this Code of Ethics and such other policies as the Board of Directors may implement.

In any situation where the interests of the Company and the interests of a Covered Officer may conflict or be perceived to conflict, it will generally be necessary for the Covered Officer to cease to be involved in dealing with the situation on behalf of the Company and for another officer or employee of the Company to act on the matter on behalf of the Company.

There is no “bright-line” test for, or comprehensive definition of what constitutes, a conflict of interest, although at a minimum, compliance by any such transaction with all applicable laws, this Code of Ethics, and any other code of conduct or business conduct policy of the Company is required. Accordingly, while not every situation that may give rise to a conflict of interest can be enumerated either in this Code of Ethics or such other policy, a Covered Officer must treat as a conflict of interest any situation in which any Covered Officer, or any person with whom he or she has a personal relationship, including, but not limited to, a family member, in-law, business associate, or a person living in such Covered Officer’s personal residence”:

•	solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift or other personal unearned benefit as a result of his or her position with the Company (other than non-monetary items of nominal intrinsic value);

•	has any financial interest in any competitor, customer, supplier or other party dealing with the Company (other than ownership of publicly traded securities of such a company having in the aggregate a value of no more than $250,000);

•	has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or other party dealing with the Company, including the provision of voluntary services; or

•	acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or the Covered Officer knows or has reason to believe at the time of acquisition that the Company is likely to have, an interest.

•	A completed certificate attesting to the absence of any conflict of interest situation or disclosing any such situation will be obtained from all Covered Officers, and delivered to the Audit Committee, initially promptly after the approval of this Code of Ethics or an individual becoming a Covered Officer, as pertinent, and, thereafter, on an annual basis.

2. Full, Fair and Timely Disclosure; Adequacy of Disclosure Controls.

The Covered Officers are responsible for assuring accurate, full, fair, timely and understandable disclosure in all the Company’s public communications, including any periodic report or other document filed with or submitted to the SEC or other governmental agency or entity, made by the Company and/or any Company Affiliate that reports to the SEC. Accordingly, it is the responsibility of each of the Covered Officers promptly to bring to the attention of the CFO (or other appropriate Company official) (A) any credible information of which he or she becomes aware that would place in doubt the accuracy and completeness in all material respects of any disclosures of which he or she is aware that have been made, or are to be made, directly or indirectly by the Company and/or any Company Affiliate in any public SEC filing or submission or any other public communication, whether oral or written (including but not limited to a press release, investor conference call or press conference) or (B) any credible information of which he or she becomes aware that indicates that the Company’s system for preparing its financial reports or other public disclosures are inadequate in any material respect, even if a materially inaccurate or incomplete disclosure has not resulted or is not expected imminently to result from such inadequacy.

The Company is required by law to keep books and records that accurately and fairly reflect its business operations, its acquisition and disposition of assets and its incurrence of liabilities, as part of a system of internal accounting controls that will ensure the reliability and adequacy of these books and records and that will ensure that access to Company assets is granted only as permitted by Company policies. Accordingly, the Covered Officers and other officers as designated by the Chief Executive Officer shall promptly bring to the attention of the CFO, acting on behalf of the Disclosure Committee, any credible information of which he or she is aware concerning:

•	significant deficiencies or material weaknesses in the design or operation of the Company’s system of internal accounting controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or any significant deficiency or material weakness in the design or operation of the Company’s system for collecting, assessing and reporting to the public in a timely manner other information required to be disclosed in accordance with SEC requirements;

•	any fraud, whether or not material, that involves management or other employees who have a role in the Company’s financial reporting, disclosures or internal controls or otherwise could affect the accuracy and timeliness of the Company’s financial reporting, e.g., persons involved in negotiating the terms of contracts with customers, supplies or other vendors; or

•	any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective action with regard to significant deficiencies and materials weaknesses.

In addition, the Company shall maintain procedures, established by the Audit Committee, for:

•	the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and

•	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Chief Financial Officer with the approval of the Audit Committee shall designate the officers and employees of the Company who will assist in the implementation of these procedures and the Covered Officers are expected to cooperate in the implementation of these procedures.

Unless a Covered Officer has raised the matter with the Disclosure Committee, the CFO or his designee shall notify the Disclosure Committee of any issue regarding the adequacy in all material respects of the Company’s public disclosures and/or the Company’s internal controls and procedures raised by information reported by a Covered Officer as provided by this Code of Ethics, and the Disclosure Committee shall determine how to address the matter, including but not limited to notification of the Audit Committee in accordance with its charter and policies (and/or notification of the full Board of Directors) of disclosure or control deficiencies.

3. Compliance with and Administration of this Code of Ethics.

The Covered Officers shall promptly bring to the attention of the CFO (or such other person as may be designated by the Audit Committee, as pertinent under the circumstances) any credible information he or she may receive or become aware of indicating:

•	that any violation of this Code of Ethics has occurred or is imminent,

•	that any violation of the U.S. federal securities laws or any rule or regulation thereunder by the Company or any Company Affiliate or any officer, employee or other agent of the Company or a Company affiliate has occurred or is imminent, or

•	that any violation by the Company or any Company Affiliate or any officer, employee or other agent of the Company or a Company Affiliate of any other law, rule or regulation applicable to the Company or any Company Affiliate has occurred or is imminent.

The CFO or other designated Company official will promptly notify the Audit Committee of any report he or she has received of such a violation by a Covered Officer and shall promptly notify the Disclosure Committee (other than any member who is the subject of a report) of any report he or she has received of any other such violation and shall also promptly notify the Audit Committee if such a violation may be material to the Company. The CFO or other designated Company official shall periodically report to the Audit Committee regarding the reporting of actual or imminent violations of this Code of Ethics, the U.S. federal securities laws and other laws, rules or regulations received in accordance with this Code of Ethics even if they are not considered credible, meritorious or material.

In any circumstance where a Covered Officer or executive officer may consider it impractical or contrary to the Company’s best interest to make a report under this Code of Ethics to the person regularly designated to receive such report under this Code of Ethics, the report may instead be made to the Company’s Chief Executive Officer and/or the Chairman of the Audit Committee.

Except as may be otherwise provided by action of the Board of Directors or the Audit Committee pursuant to authority delegated to it by the Board of Directors, the Audit Committee shall be responsible for determining how a report of a violation made to it under this Code of Ethics should be addressed, including, but not limited to, the manner in which the report shall be investigated and, if after investigation the committee concludes the report has merit, the appropriate responsive action to be taken by the Company, including making recommendations to the Board of Directors of action to be taken to remedy or sanction any violation.

•	The Audit Committee, in accordance with its charter, shall determine whether or not a violation of this Code of Ethics has occurred or may occur, after appropriate investigation of all relevant facts and circumstances, and shall make recommendations to the Board of Directors on the appropriate responsive action(s) to be taken. Such action(s), as ultimately determined by the Board of Directors, shall be reasonably designed to deter violations of this Code of Ethics or other wrongdoing and to promote accountability for adherence to this Code of Ethics, and shall include appropriate remedies and sanctions.

Only the Company’s Board of Directors or a committee of the Board of Directors duly authorized by the Board of Directors to do so may grant waivers from compliance with this Code of Ethics. All waivers, including implicit waivers, shall be publicly disclosed as required by applicable SEC regulations and listing standards. For this purpose, a “waiver” means the approval by the Company’s Board of Directors of a material departure from a provision of this Code of Ethics and an “implicit waiver” means the failure of the Company’s Board of Directors to take action within a reasonable period of time regarding a material departure from a provision of this Code of Ethics after any executive officer of the Company has become aware of such material departure.

If the Board of Directors, or a duly authorized committee of the Board of Directors, decides to grant a waiver from this Code of Ethics:

•	It shall ensure that, if circumstances warrant, the waiver is accompanied by appropriate controls designed to the protect the Company from the risks of the transaction, or otherwise attendant on the circumstances, with respect to which the waiver is granted. The design and implementation of such controls shall be coordinated with the Audit Committee.

•	The Disclosure Committee shall be advised of the waiver for the purposes of ensuring prompt disclosure to shareholders regarding the waiver (including the reasons for the waiver as required by applicable SEC rules and listing standards) and the Disclosure Committee’s consideration of any supplement or modification of the Company’s disclosure controls or procedures to be made in connection with or as a result of the waiver and any related disclosure that are appropriate regarding the Company’s disclosure controls and procedures.

It is the Company’s policy that any employee who in good faith brings information regarding a violation (or potential violation) of this Code of Ethics to the attention of any of his or her supervisors, the Company’s CFO, any officer designated by the Audit Committee (or any other director or officer) shall not be disadvantaged or discriminated against in any term or condition of his or her employment (including the opportunity for promotion) by reason of the employee taking such action. Moreover, it is the Company’s policy to protect against any such disadvantage or discrimination of those supervisors, officers and directors who in good faith take appropriate action in response to any concerns or complaints received by them, including undertaking any investigation or reporting the matter to another authority within the Company.

At least once every three years the Board of Directors shall review the operation and adequacy of this Code of Ethics.

4. Sanctions for Violations.

In the event of a violation of this Code of Ethics or any other code of conduct or business conduct policy of the Company by a Covered Officer, the Board of Directors or its designee shall determine the appropriate actions to be taken. Such actions shall be reasonably designed to:

•	deter future violations of this Code of Ethics or such other policy or other wrongdoing,

•	promote accountability for adherence to the policies of this Code of Ethics and such other policy, and

•	shall include –

•	written notice to the individual(s) involved that the Board has determined that there has been a violation, and

•	a censure by the Board, or demotion or re-assignment of the individual(s) involved, or the individual(s)’ suspension from his or her position or employment by the Company with or without pay or benefits (as determined by the Board), and/or termination of his or her employment by the Company.

In determining the appropriate sanction in a particular case, the Board or its designee shall consider all relevant information, including:

•	the nature and severity of the violation,

•	whether the violation was a single occurrence or repeated occurrences,

•	whether the violation appears to have been intentional or inadvertent,

•	whether the individual(s) involved had been advised prior to the violation as to the proper course of action, and

•	whether or not the individual in question had committed other violations in the past.